Exhibit 10.1
SECOND AMENDMENT TO CREDIT AGREEMENT AND WAIVER
     This SECOND AMENDMENT TO CREDIT AGREEMENT AND WAIVER (this “Agreement”), dated as of March 9, 2011, is by and among HORIZON LINES, INC., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower as Guarantors, certain Lenders and WELLS FARGO BANK, N.A. (successor-by-merger to Wachovia Bank, National Association), as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.
RECITALS
     A. The Borrower, the Guarantors, certain banks and financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Credit Agreement dated as of August 8, 2007 (as amended by that certain First Amendment to Credit Agreement dated as of June 11, 2009 and as further amended and otherwise modified from time to time, the “Credit Agreement”).
     B. Certain Defaults and Events of Default may be construed to have occurred or are anticipated to occur, under (x) Section 8.1(f) of the Credit Agreement as a result of the entry and deferral of payment of the Judgment with respect to the DOJ Investigation (such judgment and deferral, the “DOJ Judgment and Payment Deferral”) in excess of the amounts set forth in clauses (ii)(A)(1) and (ii)(A)(2) of such section, (y) Section 8.1(d) and Section 8.1(f)(iv) of the Credit Agreement as a result of the occurrence of any default or event of default under the 2007 Senior Unsecured Convertible Notes arising solely in connection with the DOJ Judgment and Payment Deferral (any such default or event of default, only to the extent that such default or event of default has not resulted, or does not result, in the 2007 Senior Unsecured Convertible Notes being declared due and payable prior to the stated maturity thereof, the “Convertible Notes Default”), and (z) Section 8.1(c) of the Credit Agreement as a result of failure to give notice required under Section 5.7(a) and Section 5.7(e) of the Credit Agreement of the occurrence of any Default or Event of Default as described in subclause (x) or (y) above (collectively, the Defaults and Events as described in subclauses (x), (y) and (z) above being the “Specified Defaults”).
     C. The Credit Parties have requested that the Administrative Agent and the Required Lenders (i) waive the Specified Defaults and (ii) make certain modifications to the Credit Agreement.
     D. The Administrative Agent and the Required Lenders have agreed to do so, but only pursuant to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
     1. Estoppel, Acknowledgement and Reaffirmation. The Credit Parties hereby acknowledge and agree that, as of February 28, 2011, the aggregate outstanding principal amount of (i) the Revolving Loans was $163,500,000.00, (ii) the Term Loan was $89,062,500.00 and (iii) LOC Obligations was $11,272,388.00, each of which amounts constitute a valid and subsisting obligation of the Credit Parties to the Lenders that is not subject to any credits, offsets, defenses, claims, counterclaims or adjustments of any kind. The Credit Parties hereby acknowledge their obligations under the respective Credit Documents to which they are party, reaffirm that each of the liens and security interests created and granted in or pursuant to the Security Documents is valid and subsisting and agree that this Agreement shall in no manner impair or otherwise adversely affect such obligations, liens or security interests, except as explicitly set forth herein.
     2. Waiver of Specified Defaults. The Administrative Agent and the Lenders hereby waive the Specified Defaults; provided that the foregoing waiver shall not be deemed to modify or affect the obligations of the Credit Parties to comply with each and every other obligation, covenant, duty, or agreement under the Credit Documents from and after the date hereof. This waiver is a one-time waiver of each Specified Default and shall not be construed to be a waiver of or in any way obligate the Administrative Agent or the Lenders to waive any other Default or Event of Default that may currently exist or occur hereafter.
     3. Amendments to Credit Agreement. Effective as of the Second Amendment Effective Date (as defined below) upon the terms and subject to the conditions herein, and in reliance on the representations and warranties contained herein, the Credit Agreement shall be amended as follows:
     (a) Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions to such section in the appropriate alphabetical order:
     “Cash Liquidity” means, on any date of determination, the sum of cash and Cash Equivalents and Short-Term Investments of the Borrower and the other Credit Parties on a consolidated basis, excluding amounts on deposit in the court-sanctioned class action third-party escrow account for the Puerto Rico Settlement and amounts on deposit in any third-party escrow account for the related settlement with indirect purchasers.
     “DOJ Judgment and Payment Deferral” means the entry and deferral of payment of the Judgment with respect to the DOJ Investigation in substantially similar form and on substantially similar terms to those represented to the Lenders on the Second Amendment Effective Date.
     “DOJ Judgment Summary” means a summary of the material terms of the plea agreement entered into as a result of the DOJ Investigation, which summary shall have been provided by the Borrower to the Lenders in connection with the Second Amendment.
     “Second Amendment” shall mean the Second Amendment to Credit Agreement and Waiver, dated as of the Second Amendment Effective Date, among the Credit Parties, the Administrative Agent, and the Required Lenders.
     “Second Amendment Effective Date” means March 9, 2011.
     (b) The pricing grid contained in the definition of “Applicable Percentage” in Section 1.1 of the Credit Agreement is hereby amended and restated to read as follows:

	Consolidated Senior Secured	Base Rate	LIBOR Margin and
Level	Leverage Ratio	Margin	L/C Fee	Commitment Fee
I	< 1.25 to 1.00	4.25%	5.25%	0.375%
II	≥ 1.25 to 1.00 but < 2.00 to 1.00	4.50%	5.50%	0.50%
III	≥ 2.00 to 1.00 but < 2.75 to 1.00	4.75%	5.75%	0.50%
IV	≥ 2.75 to 1.00	5.00%	6.00%	0.50%
     (c) The final sentence in the definition of “Asset Disposition” in Section 1.1 of the Credit Agreement is hereby amended and restated to read as follows:
     The term “Asset Disposition” shall not include (a) the sale, lease, transfer or other disposition of assets permitted by Subsections 7.4(a)(i) through (v) and (vii) through (xiv) or (b) any Equity Issuance.
     (d) The definition of “Consolidated EBITDA” in Section 1.1 of the Credit Agreement is hereby amended (i) by amending and restating clause (b)(ix) thereof to read as follows:
     (ix) any cash or non-cash fees, expenses or charges incurred prior to the Second Amendment Effective Date (except with respect to (A) severance costs and (B) losses incurred in connection with the discontinued operations of the Logistics Business (as defined in Section 7.4(a)(xvi)), each of which, to the extent incurred on or after the Second Amendment Effective Date, may be included in this clause (ix) subject to the other limitations contained in this clause (ix)) other than in the ordinary course of business associated with any restructuring of the Borrower and changes in the Borrower’s method of operations pursuant to its cost reduction programs in an aggregate amount not to exceed, with respect to such cash fees, expenses or charges, 10% of Consolidated EBITDA during such period and (ii) by replacing the amount of “$25,000,000” in clause (b)(xvii)(B) with the words “$28,000,000 (for the avoidance of doubt, from and after the Second Amendment Effective Date, the Borrower shall be permitted to elect to fully or partially apply the amount of any add-backs to Consolidated EBITDA permitted pursuant to this clause (b)(xvii)(B) in any period, and any add-back of the additional $3,000,000 of legal and professional expenses permitted to be added back to Consolidated EBITDA pursuant to this clause (b)(xvii)(B) as a result of the Second Amendment may be applied commencing with the fourth fiscal quarter of 2010 (provided that, once the Borrower has elected to apply a portion of such add-back with respect to any fiscal quarter and has reported the same, the Borrower shall not be permitted to elect thereafter to alter the amount of such add-back applied or not applied in such fiscal quarter))”.
     (e) The definition of “Immaterial Subsidiary” in Section 1.1 of the Credit Agreement is hereby amended (i) by replacing the words “2.50% of the aggregate net sales of the Credit Parties during such period” in clause (c)(i) of such definition with the amount “$5,000,000” and (ii) by replacing the words “5.0% of the aggregate book value of the tangible assets of the Credit Parties” in clause (c)(ii) of such definition with the amount “$5,000,000”.

     (f) The final sentence in the definition of “Indebtedness” in Section 1.1 of the Credit Agreement is hereby amended by inserting the following new clause (w) after the words “in respect of”:
     (w) amounts owed with respect to the DOJ Judgment and Payment Deferral,
     (g) The definition of “Interest Coverage Ratio” in Section 1.1 of the Credit Agreement is hereby amended by deleting the period at the end thereof and replacing it with the words “; provided that for the purposes of calculating such ratio, Consolidated Interest Expense shall not include (x) fees paid in connection with the Second Amendment or any consent or waiver of the holders of the 2007 Senior Unsecured Convertible Notes in connection with the DOJ Judgment and Payment Deferral to the extent that any such fees are treated as interest for purposes of such calculation or (y) for any period ending on or after the first fiscal quarter of 2010, bank fees, merchant card fees and third-party payer fees, in each case to the extent classified in accordance with GAAP as operating expense rather than interest expense.”
     (h) The definition of “Material Adverse Effect” in Section 1.1 of the Credit Agreement is hereby amended by adding the following sentence to the end of such definition:
     Notwithstanding anything herein to the contrary, the occurrence of (i) the DOJ Judgment and Payment Deferral, (ii) the occurrence of any default or event of default under the 2007 Senior Unsecured Convertible Notes arising solely in connection with the DOJ Judgment and Payment Deferral (only to the extent that such default or event of default has not resulted, or does not result, in the 2007 Senior Unsecured Convertible Notes being declared due and payable prior to the stated maturity thereof) and (iii) the Borrower’s senior management changes announced on February 24, 2011 shall not be construed, individually or in the aggregate, as causing or being reasonably expected to cause a Material Adverse Effect on any Credit Party or any of their Subsidiaries.
     (i) The definition of “Permitted Acquisition” in Section 1.1 of the Credit Agreement is hereby amended by replacing the ratio “2.75 to 1.00” in clause (vi) of such definition with the ratio “2.00 to 1.00”.
     (j) The definition of “Permitted Investment” in Section 1.1 of the Credit Agreement is hereby amended (i) by replacing the amount “20,000,000” in clause (k) of such definition with the amount “$1,000,000” and (ii) by replacing the amount “25,000,000” in clause (r) of such definition with the amount “$1,000,000”.
     (k) The definition of “Permitted Liens” in Section 1.1 of the Credit Agreement is hereby amended (i) by replacing clause (r) of such definition with “[Reserved.]”, (ii) by replacing the amount “$2,500,000” in clause (cc) of such definition with the amount “$1,000,000” and (iii) by replacing the amount “$10,000,000” in clause (dd) of such definition with the amount “$1,000,000”.
     (l) The definition of “Restricted Payment” in Section 1.1 of the Credit Agreement is hereby amended by inserting the words “any payment of any amount owed with respect to the DOJ Judgment and Payment Deferral prior to the date on which such payment is due, or” immediately prior to the words “any prepayment of principal or any redemption” at the beginning of clause (h) of such definition.

     (m) The following definitions in Section 1.1 of the Credit Agreement are hereby amended and restated to read as follows:
     “Debt Issuance” shall mean the issuance of any Indebtedness by any Credit Party or any of its Subsidiaries (excluding any Indebtedness of any Credit Party and its Subsidiaries permitted to be incurred pursuant to Section 7.1 (other than subsection 7.1(j) and Funded Debt incurred pursuant to subsection 7.1(t)).
     “Transaction Costs” shall mean the fees and expenses, including but not limited to professional fees and expenses, incurred by the Borrower and its Subsidiaries in connection with (a) the Transactions, (b) the First Amendment, (c) the Second Amendment, (d) any consent or waiver of the holders of the 2007 Senior Unsecured Convertible Notes in connection with the DOJ Judgment and Payment Deferral or otherwise and (e) any proposed refinancing of the Credit Party Obligations or the Indebtedness under the 2007 Senior Unsecured Convertible Notes; provided that any fees and expenses incurred by the Borrower and its Subsidiaries in connection with the foregoing clauses (c), (d) and (e) in excess of an aggregate amount of $5,000,000 shall be deemed not to constitute “Transaction Costs” for purposes of this Agreement.
     (n) Clause (i) of Section 2.3(a) of the Credit Agreement is hereby amended and restated to read as follows:
     (i) the aggregate amount of LOC Obligations shall not at any time from and after the Second Amendment Effective Date exceed TWENTY MILLION DOLLARS ($20,000,000) (the “LOC Committed Amount”),
     (o) Clause (i) of Section 2.4(a) of the Credit Agreement is hereby amended and restated to read as follows:
     (i) the aggregate amount of Swingline Loans outstanding at any time from and after the Second Amendment Effective Date shall not exceed FIVE MILLION DOLLARS ($5,000,000) (the “Swingline Committed Amount”),
     (p) Section 2.8(b)(ii) of the Credit Agreement is hereby amended and restated to read as follows:
     (ii) Asset Dispositions. Promptly following any Asset Disposition (or related series of Asset Dispositions) in excess of $5,000,000 in the aggregate during any fiscal year, the Borrower shall prepay the Loans and/or cash collateralize the LOC Obligations in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds derived from such Asset Disposition (or related series of Asset Dispositions) (such prepayment to be applied as set forth in clause (v) below).
     (q) Section 2.8(b) of the Credit Agreement is hereby amended by adding the following new clause (vi) to such section:
     (vi) Excess Cash Liquidity. If at any time after the Second Amendment Effective Date, the Cash Liquidity of the Borrower and the other Credit Parties exceeds $17,500,000 for a period of longer than three (3) consecutive Business Days, the Borrower shall immediately prepay the Revolving Loans and (after all Revolving Loans have been repaid) cash collateralize the LOC Obligations in an amount equal to the lesser of (a) the amount necessary to eliminate such excess and (b) the aggregate principal amount of all outstanding Revolving Loans and LOC Obligations (such prepayment to be applied as set forth in clause (v)(A) above). Any such prepayment shall be applied without any reduction of the Revolving Commitments, the Swingline Commitment or the LOC Commitment, and any such amounts applied to cash collateralize the LOC Obligations shall be promptly refunded to the Borrower so long as no Default has occurred and is continuing and the Borrower shall have certified to the Administrative Agent that immediately after giving effect to such refund the Cash Liquidity of the Borrower and the other Credit Parties shall not be more than $17,500,000.
     (r) Section 4.2(g) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     (g) Cash Liquidity. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), the Cash Liquidity of the Borrower and the other Credit Parties shall not exceed $17,500,000.
     (s) Section 5.1(a) of the Credit Agreement is hereby amended by inserting the parenthetical “(except with respect to such annual financial statements for the fiscal year 2010)” after the words “reported on without” in clause (ii) of such section.
     (t) Section 5.1 of the Credit Agreement is hereby amended by adding the following new clauses (d) and (e) thereto:
     (d) Monthly Reports. No later than thirty (30) days after the end of each fiscal month, (i) a copy of the Consolidated balance sheet of the Credit Parties and their Subsidiaries as of the end of such fiscal month and related Consolidated statements of income and retained earnings and of cash flows for the Credit Parties and their Subsidiaries for such fiscal month and for the portion of the fiscal year ending with such fiscal month, in each case setting forth in comparative form Consolidated figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments and the absence of footnotes) and (ii) a comparison of the Consolidated balance sheet and related Consolidated statements of income and retained earnings and of cash flows for the Credit Parties and their Subsidiaries for such fiscal month and for the portion of the fiscal year ending with such fiscal month to the annual operating budget or plan of the Credit Parties and their Subsidiaries for such periods.
     (e) Cash Flow Forecasts. Commencing (i) on the Second Amendment Effective Date and continuing on the last Business Day of each month thereafter (each such date, a “Forecast Date”), a Consolidated forecast of cash flows for the Credit Parties for the thirteen (13) weeks following such Forecast Date in form and detail reasonably satisfactory to the Administrative Agent (a “Forecast”), (ii) on the last Business Day of the first week following the first week covered in the first Forecast and continuing on the last Business Day of each week thereafter (each such date, a “Reconciliation Date”), a reconciliation between actual cash flows for the week ending one week before such Reconciliation Date (or, in the case of the first Reconciliation Date, since the commencement of the first Forecast through the last Business Day of the week ending one week before such Reconciliation Date) and the projected cash flows for such week as set forth in the most recent previous Forecast and (iii) commencing on the second Reconciliation Date following the end of the first week covered by the most recent previous Forecast and continuing on each Reconciliation Date thereafter, a reconciliation between actual cash flows for the period commencing with the first day covered by the applicable Forecast through the last Business Day of the week ending one week before such Reconciliation Date and the projected cash flows for such period as set forth in such Forecast. In the event that the projected cash flows set forth in any Forecast contain material differences from the projected cash flows for any period in such Forecast that was covered in the immediately preceding Forecast, the Borrower would be required to provide descriptions of such material differences and the rationale therefor.
     (u) Section 6.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     The Consolidated Senior Secured Leverage Ratio for the twelve (12) fiscal month period ending as of each fiscal quarter end shall be less than or equal to (a) 3.50 to 1.00 for the fiscal quarters ending March 27, 2011 and June 26, 2011, (b) 3.00 to 1.00 for the fiscal quarter ending September 25, 2011 and (c) 2.75 to 1.00 at all times thereafter.
     (v) Section 6.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     The Interest Coverage Ratio for the twelve (12) fiscal month period ending as of each fiscal quarter end shall be greater than or equal to (a) 2.50 to 1.00 for the fiscal quarters ending March 27, 2011 and June 26, 2011, (b) 2.75 to 1.00 for the fiscal quarter ending September 25, 2011, (c) 3.00 to 1.00 for the fiscal quarter ending December 25, 2011 and (d) 3.50 to 1.00 at all times thereafter.
     (w) Section 7.1 of the Credit Agreement is hereby amended (i) by replacing the amount “$5,000,000” in clause (k) of such section with the amount “$2,500,000”, (ii) by replacing the amount “$20,000,000” in clause (s) of such section with the amount “$2,000,000” and (iii) by replacing the amount “$50,000,000” in clause (t) of such section with the amount “$25,000,000”.
     (x) Section 7.4(a) of the Credit Agreement is hereby amended (i) by replacing clause (xiv) of such section with “[Reserved.]”, (ii) by replacing the amount “$25,000,000” in clause (xv) of such section with the amount “$2,500,000”, (iii) by deleting the word “and” at the end of clause (xiv) at the end of such section, (iv) by replacing the period at the of clause (xv) of such section with “; and”, (v) by adding a new clause (xvi) to such section to read as follows:
     (xvi) the sale (in one or more transactions) of all or substantially all of the current business of Horizon Logistics, LLC and its subsidiary Aero Logistics, LLC as integrated third-party logistics providers of transportation and distribution solutions (including transportation management, full truckload and less-than truckload transportation brokerage, international ocean transportation as a Non-Vessel Operating Common Carrier, expedited ground and international air, and warehousing and distribution services) to client-shippers requiring transportation services principally to, from and within North America (such business, the “Logistics Business”), whether such sale or sales are consummated via one or more dispositions of the Capital Stock in such Subsidiaries and/or via one or more dispositions of the assets and liabilities of the Logistics Business.
and (vi) by amending and restating clause (C) of the first proviso at the end of such section to read as follows: “(C) with respect to clauses (iii), (vi), (vii), (viii), (ix) and (xvi) above, no Default or Event of Default shall exist or shall result therefrom”.
     (y) Section 7.10 of the Credit Agreement is hereby amended (i) by inserting the word “and” immediately prior to clause (e) of such section and (ii) by deleting clause (f) of such section in its entirety so that such section ends after the words “in each case pursuant to the terms thereof” in clause (e) of such section.
     (z) Section 7.11 of the Credit Agreement is hereby amended by adding the following sentence at the end of such section:
     The Credit Parties will not, nor will they permit any Subsidiary to, without the prior written consent of the Required Lenders, amend, modify or extend or permit the amendment, modification, or extension of any term of any document governing or relating to the 2007 Senior Unsecured Convertible Notes; provided that a waiver of any default or event of default arising under the 2007 Senior Unsecured Convertible Notes as a result of the DOJ Judgment and Payment Deferral, by itself (i.e., a waiver absent other material terms, including without limitation fee terms), shall not constitute a breach of this Section 7.11.
     (aa) Section 7.12 of the Credit Agreement is hereby amended by replacing the amount “$20,000,000” in such section with the amount “$2,000,000”.
     (bb) Section 8.1 of the Credit Agreement is hereby amended (i) by replacing the words “Section 5.10(h) (judgment default)” in clause (f)(iv) of such section with the words “Section 5.01(h) (judgment default)”, (ii) by replacing the period at the end of clause (o) of such section with “; or” and (iii) by adding the following new clause (p) thereto:
     (p) DOJ Judgment and Payment Deferral. (i) One or more Judgments shall be entered or levied against a Credit Party or any of its Subsidiaries arising directly from the DOJ Investigation that contain (A) terms that deviate unfavorably to the Borrower or to the Lenders, other than in a de minimis respect, from those terms disclosed in the DOJ Judgment Summary or (B) other terms that are materially adverse to the Borrower or to the Lenders or (ii) any Credit Party or any of its Subsidiaries shall fail to comply with the DOJ Judgment and Payment Deferral.
     4. Additional Guarantors. The Borrower shall as soon as practicable, and in any event within sixty (60) calendar days after the Second Amendment Effective Date, cause any Domestic Subsidiary that is no longer an Immaterial Subsidiary after giving effect to this Agreement to become a Guarantor under the Credit Agreement by way of execution of a Joinder Agreement and comply with the requirements of Section 5.9 of the Credit Agreement; provided that such sixty (60) calendar day period may be extended by the Administrative Agent in its sole discretion. Notwithstanding anything in the Credit Agreement to the contrary, the Credit Parties and each such Domestic Subsidiary shall not be deemed to have breached any requirement to have such Subsidiary become an obligor with respect to the Obligations or to grant any Liens on its assets so long as the Borrower shall have timely complied with this Section 4.
     5. Perfection Certificate. Within thirty (30) days of the Second Amendment Effective Date, the Credit Parties shall provide an updated perfection certificate, in form reasonably satisfactory to the Administrative Agent, duly executed by a Responsible Officer of each Credit Party (other than the additional Guarantors referenced in Section 4 above) certifying such Credit Party’s compliance with Section 5.11 of the Credit Agreement.

     6. Entry of DOJ Judgment and Payment Deferral. The Credit Parties hereby covenant with the Administrative Agent and the Lenders that the DOJ Judgment and Payment Deferral, reflecting only (i) terms that do not deviate unfavorably to the Borrower or to the Lenders, other than in a de minimis respect, from those terms disclosed in the DOJ Judgment Summary and (ii) other terms that are not materially adverse to the Borrower or to the Lenders, shall be entered and approved by an unstayed order of the applicable United States District Court no later than May 31, 2011.
     7. Lender Advisor. If counsel to the Administrative Agent engages a financial advisor to monitor the Credit Parties’ financial and operational performance and conduct (or subcontract) an appraisal or field exam of the Collateral, the Credit Parties shall provide commercially reasonable cooperation with such financial advisor and provide such financial advisor with reasonable access to any non-privileged information reasonably necessary for it to perform the services for which it was engaged. The Borrower shall promptly reimburse counsel to the Administrative Agent for all reasonable documented fees and out-of-pocket expenses incurred in connection with counsel’s engagement of such financial advisor promptly after written demand therefor.
     8. Amendment Fee. As a condition to the effectiveness of this Agreement, the Borrower shall pay to the Administrative Agent, for the account of each Lender that executes this Agreement and returns a signature page hereto to the Administrative Agent no later than 12:00 pm Eastern time on March 9, 2011, a fee of twenty-five (25) basis points on the sum of (i) the amount of such Lender’s Revolving Commitment plus (ii) the amount of the Term Loan held by such Lender (the “Amendment Fee”). The Amendment Fee shall be fully earned and non-refundable as of the Second Amendment Effective Date.
     9. Conditions Precedent. This Agreement shall be and become effective as of the date of satisfaction, provided that such date of satisfaction occurs on or before March 9, 2011 (the “Second Amendment Effective Date”), of the following conditions in form and substance satisfactory to the Administrative Agent:
     (a) The Administrative Agent shall have received counterparts of this Agreement duly executed by each of the Credit Parties, the Administrative Agent and the Required Lenders.
     (b) The Lenders shall have received and reviewed to their satisfaction (in the Required Lenders’ sole discretion) a summary of the material terms of the plea agreement entered into as a result of the DOJ Investigation (the “DOJ Judgment Summary”), which summary shall have been provided by the Borrower to the Lenders on a non-public and confidential basis.
     (c) The Administrative Agent shall have received the initial Forecast as required pursuant to Section 5.1(e) of the Credit Agreement.
     (d) The Administrative Agent shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Credit Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Credit Documents to which such Credit Party is a party.
     (e) The Administrative Agent shall have received customary favorable opinions of counsel to the Borrower, addressed to the Administrative Agent and each Lender, dated the Second Amendment Effective Date, and in form and substance, including without limitation opinions as to corporate authority and no conflicts with customarily applicable laws or organizational documents, satisfactory to the Administrative Agent.
     (f) The Administrative Agent shall have received the Amendment Fee (for the account of each Lender that executes the Amendment and Waiver) and all other fees due and payable to the Administrative Agent in each case in connection with the arrangement, negotiation, preparation, execution and delivery of this Agreement.
     (g) The Administrative Agent shall have received reimbursement from the Borrower for all costs (including without limitation reasonable fees and costs of counsel to the Administrative Agent) incurred in connection with the Credit Documents and this Agreement and invoiced through the Second Amendment Effective Date.
     10. Representations of the Credit Parties. Each of the Credit Parties hereby represents and warrants to the Administrative Agent and the Lenders as follows:
     (a) It has not made any Restricted Payment on or after December 26, 2010 through the Second Amendment Effective Date pursuant to Section 7.10(f) of the Credit Agreement.
     (b) As of the Second Amendment Effective Date, (i) the aggregate net sales of all Immaterial Subsidiaries (except for those Domestic Subsidiaries that will cease to be Immaterial Subsidiaries on the Second Amendment Effective Date after giving effect to this Agreement) do not exceed $5,000,000 and (ii) the aggregate book value of the tangible assets of all Immaterial Subsidiaries (except for those Domestic Subsidiaries that will cease to be Immaterial Subsidiaries on the Second Amendment Effective Date after giving effect to this Agreement) does not exceed $5,000,000.
     (c) Each of the Credit Parties has the full power and authority to enter, execute and deliver this Agreement and perform its obligations hereunder, under the Credit Agreement, as amended hereby, and under each of the Credit Documents. The execution, delivery and performance by each of the Credit Parties of this Agreement, and the performance by each of the Credit Parties of the Credit Agreement, as amended hereby, and each other Credit Document to which it is a party, in each case, are within such Person’s powers and have been authorized by all necessary corporate, limited liability or partnership action of such Person.
     (d) This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
     (e) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with its execution, delivery or performance of this Agreement and the transactions contemplated hereby.
     (f) The execution and delivery of this Agreement does not (i) violate, contravene or conflict with any provision of its organization documents or (ii) materially violate, contravene or conflict with any laws applicable to it or any of its Subsidiaries.

     (g) As of the date hereof after giving effect to this Agreement, no Default or Event of Default exists under the Credit Agreement or any of the other Credit Documents.
     11. Release. In consideration of the Administrative Agent’s and the Lenders’ willingness to enter into this Agreement, each of the Credit Parties hereby releases and forever discharges the Administrative Agent, the Lenders and each of the Administrative Agent’s and the Lenders’ predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives, and affiliates (hereinafter all of the above collectively referred to as the “Lender Group”), from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, in each case to the extent arising in connection with the Credit Documents through the date of this Agreement, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which each of the Credit Parties may have or claim to have against any of the Lender Group.
     12. Reaffirmation of Guaranty. Each Guarantor (a) acknowledges and consents to all of the terms and conditions of this Agreement, (b) affirms all of its obligations under the Credit Documents after giving effect to the transactions contemplated hereby and (c) agrees that except as expressly provided herein, this Agreement and all documents executed in connection herewith do not operate to reduce or discharge such Guarantor’s obligations under the Credit Documents.
     13. Expenses. Upon written demand therefor, the Credit Parties shall pay all reasonable out-of-pocket expenses incurred by the Administrative Agent (including without limitation the reasonable fees and out-of-pocket expenses of counsel) in connection with or related to the negotiation, drafting, and execution of this Agreement and the closing of the transactions contemplated hereby.
     14. Reference to and Effect on Credit Documents. Except as specifically modified herein, the Credit Documents shall remain in full force and effect. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Administrative Agent and the Lenders under any of the Credit Documents, or constitute a waiver or amendment of any provision of any of the Credit Documents, except as expressly set forth herein. This Agreement shall constitute a Credit Document.
     15. Further Assurances. The Credit Parties each agree to execute and deliver, or to cause to be executed and delivered, all such instruments as may reasonably be requested to effectuate the intent and purposes, and to carry out the terms, of this Agreement.
     16. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF, EXCEPT AS SET FORTH IN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW. The jurisdiction, service of process and waiver of jury trail provisions set forth in Sections 10.14 and 10.17 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.
     17. Miscellaneous.
     (a) This Agreement shall be binding on and shall inure to the benefit of the Credit Parties, the Administrative Agent, the Lenders and their respective successors and permitted assigns. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the Credit Parties, the Administrative Agent and the Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement.
     (b) Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
     (c) Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     (d) Except as otherwise provided in this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in the Credit Documents, the provision contained in this Agreement shall govern and control.
     (e) This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Delivery of an executed counterpart of this Agreement by telecopy or other electronic imaging means (including .pdf) shall be effective as an original.
     18. Entirety. This Agreement and the other Credit Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. This Agreement and the other Credit Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.
[remainder of page intentionally left blank]

     IN WITNESS WHEREOF the parties hereto have caused this Second Amendment to Credit Agreement and Waiver to be duly executed on the date first above written.

BORROWER:	HORIZON LINES, INC., a Delaware corporation
	By:	/s/ Robert S. Zuckerman
Name: Robert S. Zuckerman
Title: Secretary

GUARANTORS:	HORIZON LOGISTICS, LLC, a Delaware limited liability company
	By:	/s/ Robert S. Zuckerman
Name: Robert S. Zuckerman
Title: Secretary

HORIZON LINES OF PUERTO RICO, INC., a Delaware corporation
	By:	/s/ Robert S. Zuckerman
Name: Robert S. Zuckerman
Title: Secretary

HORIZON LINES OF ALASKA, LLC, a Delaware limited liability company
	By:	/s/ Robert S. Zuckerman
Name: Robert S. Zuckerman
Title: Secretary

SEA-LOGIX, LLC, a Delaware limited liability company
	By:	/s/ Robert S. Zuckerman
Name: Robert S. Zuckerman
Title: Secretary

HORIZON LINES, INC.
SECOND AMENDMENT TO CREDIT AGREEMENT AND WAIVER

HORIZON LINES, LLC, a Delaware limited liability company
By:	/s/ Robert S. Zuckerman
Name: Robert S. Zuckerman
Title: Secretary

HORIZON SERVICES GROUP, LLC, a Delaware limited liability company
By:	/s/ Robert S. Zuckerman
Name: Robert S. Zuckerman
Title: Secretary

HAWAII STEVEDORES, INC., a Hawaiian corporation
By:	/s/ Robert S. Zuckerman
Name: Robert S. Zuckerman
Title: Secretary

AERO LOGISTICS, LLC, a Delaware limited liability company
By:	/s/ Robert S. Zuckerman
Name: Robert S. Zuckerman
Title: Secretary

HORIZON LINES HOLDING CORP., a Delaware corporation
By:	/s/ Robert S. Zuckerman
Name: Robert S. Zuckerman
Title: Secretary

HORIZON LINES, INC.
SECOND AMENDMENT TO CREDIT AGREEMENT AND WAIVER

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, N.A. (successor-by-merger to Wachovia Bank, National Association), as a Lender and as Administrative Agent
	By:	/s/ Rondald F. Bentien, Jr.
Name: Rondald F. Bentien, Jr.
Title: Director

HORIZON LINES, INC.
SECOND AMENDMENT TO CREDIT AGREEMENT AND WAIVER

LENDERS:

[INSERT NAME OF LENDER ABOVE]

By:
Name:
Title:
HORIZON LINES, INC.
SECOND AMENDMENT TO CREDIT AGREEMENT AND WAIVER